VIA COURIER DELIVERY

June 11, 2020

Professional Diversity Network Inc.
801 W. Adams Street
Suite 600
Chicago, IL 60607
Attention: Adam He
Telephone: (312) 778-6310
Email: adamhe@ipdnusa.com

Ladies and Gentlemen:

Reference is made to that certain Stockholders' Agreement (the "**Agreement**"), dated as of November 6, 2016 by and among Professional Diversity Network, Inc., a Delaware corporation (the "**Company**"), Cosmic Forward Limited, a Republic of Seychelles company (the "**Investor**") and certain other parties named therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

The Investor hereby acknowledges and agrees that notwithstanding anything to the contrary in the Agreement, including without limitation Section 4.1, during the Effective Period, (i) the number of directors constituting the Board of Directors of the Company (the "**Board**") shall no longer be fixed at nine (9) and the size of the Board may be increased or decreased by the Company in accordance with its Certificate of Incorporation and Bylaws; (ii) the number of Stockholder Nominees that the Buyer Parties are entitled to nominate shall be equal to the then current size of the Board multiplied by the Buyer Parties' Total Voting Power, rounded down to the nearest whole number (by way of example, if the Buyer Parties' Total Voting Power is equal to 30%, the Buyer Parties shall have the right to nominate one (1) director to the Board assuming the then current size of the Board is fixed at five (5) (5 X .30 = 1.5, rounded down equals 1)); (iii) regardless of the Buyer Parties' Total Voting Power, the Buyer Parties shall have no obligation to appoint any "independent directors" (as such term is defined in Rule 5605 of the Nasdaq Listing Rules, an "Independent Director") to the Board; and (iv) as long as the Buyer Parties are entitled to nominate at least one director to the Board, the Chairperson of the Board shall be elected from the Stockholder Nominee(s) nominated by the Buyer Parties. All the other provisions of the Agreement to the extent not in conflict with the foregoing shall remain valid and continue to be in full force and effect.

Sincerely,

COSMIC FORWARD LIMITED

By: ______________________
Name: Quentin Zheng
Title: President

83043898v.1

Agreed and Acknowledged by:

PROFESSIONAL DIVERSITY NETWORK, INC.

By: ______________________

Name: Adam He

Title: Interim CEO